Exhibit 10.17

Letter From KDDI to Global Hotline, Inc.

Dated March 29, 2005

Translated Form Japanese

In Relation to the Basic Contract Starting 10/6/04 and ending 10/5/05

With regard to the basic contract entered into between the parties, while the contract states a contract term, in the absence of a problem leading to the cancellation of the contract, the contract shall be renewed prior to the end date written within.